UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2018

EDISON NATION, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 New Brunswick Avenue Phillipsburg, New Jersey	08865
(Address of principal executive offices)	(Zip Code)

(610) 829-1039
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Copies to:

Marc J. Adesso

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Telephone: (615) 244-6380

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2018, the Compensation Committee of the Board of Edison Nation, Inc. (the “Company”), acting on authority delegated in its charter by the board of directors of the Company (the “Board”), approved the terms of compensation to be paid to non-employee directors for fiscal year 2018. Compensation for non-employee directors includes an annual retainer of $15,000 and an award of options to purchase 20,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”). The restricted stock underlying such options will vest one year after the grant date. In addition, the chair of each of the Board’s committees shall receive an annual committee meeting fee of $5,000.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Also on September 26, 2018, the Company entered into written employment agreements with Christopher B. Ferguson, its Chief Executive Officer, and Philip Anderson, its Chief Financial Officer and Corporate Secretary (collectively, the “Employment Agreements”). The Company has generally employed its executive officers “at will” and did not previously have written employment agreements with Messrs. Ferguson and Anderson.

Mr. Ferguson’s Employment Agreement provides for a term of 3 years terminable at will by either party, an annual base salary of $175,000 per year and an annual discretionary bonus of up to 100% of his base salary based on performance criteria determined by the Company’s board of directors (the “Board”). Mr. Ferguson will also receive the normal benefits available to the Company’s executives. If Mr. Ferguson’s employment is terminated by the Company without Cause (as defined in the Ferguson Employment Agreement) or by Mr. Ferguson as a result of a material breach by the Company, Mr. Ferguson will be entitled to payment of an amount equal to 6 months of his base salary and continuation of benefits for 6 month following the termination. Mr. Ferguson’s Employment Agreement also contains certain restrictive covenants, including indefinite confidentiality, a one year restriction from directly or indirectly owning or participating in a Competing Business (as defined in the Ferguson Employment Agreement), and an 18-month restriction on solicitation of employees, customers, and suppliers of the Company.

Mr. Anderson’s Employment Agreement provides for a term of 3 years terminable at will by either party, an annual base salary of $250,000 per year and an annual discretionary bonus of up to 100% of his base salary based on performance criteria determined by the Board. Mr. Anderson will also receive the normal benefits available to the Company’s executives. Under the Anderson Employment Agreement and pursuant to the Company’s employee stock option program, the Company confirmed that it had previously granted Mr. Anderson options to purchase 210,000 shares of Common Stock at an exercise price equal to $5.00 per share (the “Anderson Options”). The Anderson Options vest according to the vesting schedule set forth in the Non-Qualified Option Agreement described therein. If Mr. Anderson’s employment is terminated by the Company without Cause (as defined in the Anderson Employment Agreement) or by Mr. Anderson as a result of a material breach by the Company, Mr. Anderson will be entitled to payment of an amount equal to 6 months of his base salary and continuation of benefits for 6 month following the termination. Mr. Anderson’s Employment Agreement also contains certain restrictive covenants, including indefinite confidentiality, a one year restriction from directly or indirectly owning or participating in a Competing Business (as defined in the Anderson Employment Agreement), and an 18-month restriction on solicitation of employees, customers, and suppliers of the Company.

The foregoing description is qualified in its entirety by reference to the specific terms of the Employment Agreements, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference in their entirety.

The Securities and Exchange Commission encourages registrants to disclose forward-looking information so that investors can better understand the future prospects of a registrant and make informed investment decisions. This Current Report on Form 8-K and exhibits may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and which involve risks, uncertainties and reflect the Company’s judgment as of the date of this Current Report on Form 8-K. Forward-looking statements may relate to, among other things, operating results and are indicated by words or phrases such as “expects,” “should,” “will,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this Current Report on Form 8-K. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented within.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Christopher B. Ferguson dated September 26, 2018
10.2	Employment Agreement between the Company and Philip Anderson dated September 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2018

EDISON NATION, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer